Alternative Ballistics, Inc a Nevada Corporation

premier workspaces

LICENSE AGREEMENT

Center:	LVR - South Rainbow Business Park	Contract Name:	Alternative Ballistics, Inc a Nevada Corporation Contract 1
Contract Id:	2201	Agreement Date:	05/17/2023
Contract Type:	Renewal - Negotiated	Initial Term:	12 Months
Contact Name:	Steve Luna	Start Date:	08/01/2023
Email Address:	steve@alternativeballistics.com	Expiration Date:	07/31/2024
Phone Number:	(702) 333-4886	Property Address:	5940 South Rainbow Boulevard Las Vegas, NV 89118
Billing Address:	5224 Willowhaven Ave Las Vegas, 89120		

PRODUCT SELECTION & SERVICES

Qty/Users	Product Description	Monthly Fee	Promotional Discount[1]	Monthly Fee After Discount[2]
1	Office 1000	$2,457.00	($ 723.50)	$1,733.50

Qty/Users	Amenity & Service Description	Occurrence	Fee
1	High Speed Internet, Per Person	Monthly	$ 99.00
1	Member Wifi	Monthly	$ 0.00
378	*CAM- Common Area Maintenance	Monthly	$ 94.50
1	*Kitchen Amenities	Monthly	$ 25.00
	Security Deposit - Additional Security Deposit: Suite 1000, 8/2022 - PAID	One Time	$1,027.00
	Security Deposit - Security Deposit - PAID	One Time	$ 800.00

RECURRING MONTHLY COSTS

Total Monthly Fee After Discount	$1,952.00
Taxes	$ 0.00
Total Monthly Costs	$1,952.00

Alternative Ballistics, Inc a Nevada Corporation

RECURRING MONTHLY COSTS (CARRIED OVER)

Total Recurring Monthly Costs (Carried Over from Previous Page)	$1,952.00

ONE-TIME COSTS

First Month and/or Prorated Monthly Charges	$ 0.00
One-Time Services & Amenities	$ 0.00
Taxes	$ 0.00
Security Deposit	$ 0.00

TOTAL DUE AT SIGNING

Total Due at Signing	**$ 0.00**

MISCELLANEOUS ITEMS

The pricing and terms of this agreement are valid for 3 business days. A signed copy must be received by Premier no later than 5pm local time on the third day. "License Agreement" ("Agreement" consists of this cover page (defined as the "First Page Basic Terms"), the Terms and Conditions, the Center Rules, Service Menu Prices. Sales tax will be charged where applicable.

CLIENT: Alternative Ballistics, Inc a Nevada Corporation

DocuSigned by: Steve Luna

Client Signature

Steve Luna

Name

5/26/2023

Date Signed

Alternative Ballistics, Inc a Nevada Corporation

Company Name

This agreement is between client and Rainbow Executive Suites, LLC ("Operator"). Premier Office Centers, LLC is the Operator's manager, and under a management agreement, the Center is designated part of the "Premier Workspaces" network of locations. The references to "Premier" under this Agreement (including the Terms and Conditions attached to the Agreement) refer to the Operator.

I confirm that I have read, understand, and agree to the attached Terms and Conditions.

SL

Client Initials

PREMIER ELECTIVE SUPPORT SERVICES

Ongoing Support Services & Support as You Need It

SUPPORT & OFFICE FACILITIES	
Premier Support Services	$40 per hr at 15 min intervals
Copy & Print	$0.15 per page b/w, $1.00 per page color
Scanning	$0.15 per pg.
Fax	$1 per page (Domestic)
Postage	Cost + 30%
FedEx	Cost + 30%
Mail Forwarding	Daily $50, Weekly $25, Monthly $10
Unlimited Scanning	$25 per month
Package Storage Fee	$5 per day after 48 hours
Complimentary Meeting Room Credits	At disclosed rate
Pre-Purchase Meeting Room Credits ($300 in monthly credits)	$240 per month
Pre-Purchase Meeting Room Credits ($500 in monthly credits)	$350 per month
Pre-Purchase Meeting Room Credits ($1,000 in monthly credits)	$600 per month
Office Furniture Rental	$ Upon Request
BUILDING AMENITIES **Prices subject to change without notice	
Parking - Unreserved**	At the prevailing rate (if applicable)
Parking - Reserved**	At the prevailing rate (if applicable)
Parking - Valet **	At the prevailing rate (if applicable)
Access Card – Additional / Replacement**	At the prevailing rate (if applicable)
Keys – Additional / Replacement	$25 per key
Parking - Validation	At the prevailing rate (if applicable)
Signage – Lobby Listing	At the prevailing rate (if applicable)
TELECOM	
International Calls	Varies by call location
High Speed Internet Service Up to 5 devices per person	$99 per month/ per person‡§
Public IP Address	$30 per month‡
Premier Connect Phone and Internet Package	$195 per month/ per person‡§
Premier Connect Plus Phone and Internet Package with call screening, patching and notifications	$245 per month/ per person‡§
Office Phone Service	$99 per month/ per person‡§
Virtual Phone Service Calls to ring to dedicated line. Includes 200 minutes.	$75 per month ($0.02 per minute after 200 minutes)
Call Patching and Notifications Office or Virtual	$65 per month‡, $25 for each additional phone number
Additional Voice Mail Box/Tree	$25 per month/ per VM box‡
Voicemail to Email	$15 per month
Voicemail Transcription $35 one time setup fee	$30 per month‡
Voicemail Transcription with Human Editing $65 one time setup fee	$30 per month‡
Toll Free Number	$25 per month‡ (+ $0.05 per minute)
Vanity Toll Free Number $300 one time setup fee	$30 per month‡ (+ $0.05 per minute)
E Fax Line	$15 per month
Analog Fax Converter hardwire may be required ($125 one time setup fee)	$35 per month
Co-Location – Varies by Locationc	$50 per month‡

* Domestic Long Distance Only, † You may cancel your reservation at no charge any time prior to 24 hours of your scheduled reservation. Your account will be charged if cancelation is after the 24-hour deadline. Prices listed are at the Client Rate., ‡ Set up fees may apply, § Full descriptions of services available in item 13 of the Premier's Terms & Conditions.

TERMS AND CONDITIONS

1. **SERVICES LICENSED**. Client and Premier have entered into a License Agreement for certain Selected Products & Services at Center and for the Initial Term and is effective and legally binding upon Client's execution and delivery to Premier, without any requirement that Premier deliver a counter signature to Client. The License Agreement, these Terms and Conditions, and the attached "Premier Support Services Schedule" and the "Center Rules" govern the rights and obligations of the parties and all of which are collectively referred to herein as the "Agreement". The "Term" includes the Initial Term and all extensions and renewals to the Term through amendments and other extension agreements. The Center is located within an office building ("Building") operated by the Building owner ("Building Landlord"). The following may apply, depending on the type of License Agreement entered into:

A. **Office Agreement**. If an Office Agreement is selected, then Premier has granted Client a non-exclusive license (i) to use the specific office, offices, and/or cubicle space assigned to Client ("Premises"), and (ii) to use certain designated common areas in the Center ("Common Areas"). During the Term, Client may generally access and use the Premises 24 hours a day, 7 days a week, but such rights are subject to certain conditions, restrictions and exceptions as provided in the Agreement. Client acknowledges that some of services, such as the heating and air conditioning service ("HVAC Service") and reception service, are not available after the normal business hours that are designated by Premier from time to time at the Center. Any statement of the size of the Premises is only an approximation. There shall be no adjustment to the amounts due under the Agreement if there was an inaccuracy in any statement of the size. Client may install certain personal property in the Premises, but Client does not have the right to store or leave any personal property in any other areas of the Center.

B. **Virtual Agreement and Membership Agreement.** If a Virtual Agreement or a Membership Agreement is selected, then Premier has granted Client a non-exclusive license to (i) use certain services offered by Premier at the Center based on the type of products and services selected, and (ii) the limited use of certain designated Common Area only during normal business hours at the Center. Clients with Virtual Agreements or Membership Agreements may NOT use the Center as its mailing address, unless Client has purchased such right under the Agreement. In order to utilize the Center as a business address without a PMB number, Client shall commit to a sufficient amount of credits that would equate to a minimum of sixteen (16) hours of Room Use Time per month at the Center. Client does not have the right to store or leave any personal property in the Center.

C. **Support Services**. Premier may offer to Client certain other services under the Agreement, including services offered on a monthly basis (hereinafter "Ongoing Support Services") and services offered on an as-requested basis (hereinafter "Support As You Need It Services"). Premier may not offer all the "Ongoing Support Services" and/or "Support As You Need It Services" listed in any schedule provided to Client. Premier may decline to offer certain services to Client at any time. The current schedule for "Ongoing Support Services" and "Support As You Need It Services" for the Center is available upon request, and such schedules are deemed part of this Agreement. Such schedules may be updated and amended from time to time and the prevailing rates for the Center may increase. Any new schedule shall become part of this Agreement. Premier may provide some services only during normal business hours for the Center. The fees for Ongoing Support Services are due on the first day of each calendar month of the Term, and any additional services are payable upon demand, but generally, such demand will require payment by no later than the first day of the calendar month following the issuance of a Monthly invoice ("Monthly Invoice"). Monthly Invoices will generally itemize the additional service fees incurred by Client through the end of the most recent billing cycle (which billing cycle is currently from the 13th day of the month to the 12th day of the next month). Premier and vendors designated by Premier are the only service providers authorized to provide the services to clients of the Center. Client agrees that neither Client nor Client's employees will solicit other clients of the Center to provide any service provided by Premier or its designated vendors or otherwise. Client agrees to pay for any services requested by Client and/or Client's employees or agents, and Premier does not have to obtain the Client's consent prior to providing services to Client's employees or agents. If Client is provided services by Premier before the commencement of the Initial Term, then such services shall be subject to all of the terms and obligations of this Agreement, and Client shall pay for all services at the same rates required under this Agreement, unless otherwise agreed to in writing.

D. **Meeting Rooms**. Premier may designate certain rooms in the Center as conference rooms, meeting rooms, and certain offices, as rooms that can be reserved on an hourly or daily basis ("Meeting Rooms"). Client acknowledges that the Common Areas of the Center do not include Meeting Rooms, or other non-shared areas of the Center as determined by Premier. The use of Meeting Rooms is subject to change, availability, and prior reservation, and availability is not guaranteed. If Client utilizes a Meeting Room, then Client may use any available Meeting Room Credits (as defined below) for such use, or Client shall pay an additional service fee based on usage and hourly rates established by Premier for the type of room used. The additional service fees for Meeting Rooms are also calculated in minimum thirty (30) minute increments for the time reserved or used (whichever is greater), even though all increments may not be fully utilized. If Client reserves or uses a Meeting Room, the minimum charge is for at least one thirty (30) minute increment. Client must notify Premier in writing of any decisions to cancel any Meeting Room reservation AT LEAST 24 hours prior to the check-in time for the Meeting Room reservation; otherwise, Client agrees to pay Premier the full Meeting Room fees for the reservation, even if Client does not utilize the Meeting Room during the reservation. If the Agreement includes credits for a certain amount of Meeting Room use, Client may elect to use such "Meeting Room Credits" in any monthly billing cycle during the Term. Any available Meeting Room Credits shall be applied to the additional services fees incurred by Client for the use of the Meeting Rooms during such billing cycle, and if the Meeting Room Credits are less than the actual service fees for the Meeting Room usage, then Client shall pay the balance due as itemized on the Monthly Invoice. Client may not carry over unused Meeting Room Credits to future months or billing cycles and there shall be no refund or credit due to Client for unused Meeting Room Credits. The Meeting Room Credits are a promotional credit that shall apply only during the Initial Term of this Agreement. The 24 cancellation policy referenced above also applies to Meeting Room reservations that are to be paid for with Meeting Room Credits, and in such case, if the notice of cancellation of a Meeting Room reservation is not received at least 24 hours prior to the check-in time for the Meeting Room reservation, Client's Meeting Room Credits will be applied to such reservation, even if Client does not utilize the Meeting Room during the reservation

2. **PAYMENTS**. Client agrees to pay Premier, without offset or demand, in advance on the first day of each month, the Monthly Fees and Monthly Costs and other monthly recurring fees for such month, including CAM Charges. In addition, unless another time is specified herein for such payment, by the first day of the following month after a Monthly Invoice is generated, Client shall pay Premier all other amounts due under the Agreement, including additional service fees and applicable sales and use taxes. If Client disputes any of the charges on a Monthly Invoice, Client agrees to pay the undisputed portion on the first day of the calendar month following the issuance of such Monthly Invoice. Client agrees that charges must be disputed within 30 days, or Client waives its right to dispute such charges. If any payments are not received within three (3) days of the date due (e.g. the third day of the calendar month for amounts due on the first day of the month), Client must pay Premier a service charge of 10% of the late payment or $50, whichever is greater, for bookkeeping and administrative expenses. Client must also pay interest at 1.5% per month on late payments, or the highest rate permitted by applicable law, whichever is less. Upon Client's execution of the Agreement, Client is required to pay Premier the "Total Due at Signing" amount specified in this Agreement. No acceptance of a lesser amount than the amounts payable by Client under this Agreement shall be deemed a waiver of Premier's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Premier may accept such check or payment without prejudice to Premier's right to recover the full amount due. If the Client elects to use a credit card processing service to pay amounts due to Premier under this Agreement by credit or debit card, then Client agrees to pay all processing fees or access fees for this service (which may be collected at the time credit card payment to Premier is made by Client), unless prohibited by law. Declined credit cards will incur a $25.00 service fee. Upon termination of this Agreement, Client will (a) leave the Premises and all of Premier's furniture, equipment, and furnishings in the Premises ("Premier FF&E") in good condition and repair, (b) pay Premier all costs incurred by Premier to repair or replace any damaged or missing Premier FF&E, and (c) pay Premier an office reconditioning fee equal to a **flat rate of $375** for an office measuring up to 150 square feet. A further charge of $2.50 will be payable by you for each square foot over 150 square feet per office assigned to Client.

DS
SG

Initial

3. **CAM CHARGES.** The Building Landlord provides office cleaning, maintenance services, electricity, lighting, and HVAC Service to the Center and Building. Office Agreement clients are required to pay, as an additional service fee, a monthly amount specified in the License Agreement for Client's share of the common area maintenance and building operating costs and charges ("CAM Charges"). There shall be no refund to Client of any CAM Charges paid by Client to Premier based on any reconciliation of operating expenses between Premier and the Building.

4. **SECURITY DEPOSIT**. Client shall deposit with Premier upon execution of this Agreement and shall maintain during the Term (including any extensions and renewal), the Security Deposit specified in the Agreement for Client's faithful performance of Client's obligations hereunder. If at any time during the Term (or any renewal or extension term), the Monthly Costs and other monthly recurring fees are increased, then the amount of the Security Deposit to be maintained by Client under this Agreement will be increased to an amount that is 200% of the Monthly Costs and other monthly recurring fees due under the Agreement. The additional Security Deposit shall be payable to Premier upon request. The Security Deposit will not be kept in a separate account from other funds of Premier, and no interest will be paid to Client on this amount. The Security Deposit may be applied to outstanding fees or charges at any time, at Premier's discretion, including applying the Security Deposit to the amounts due at termination under Paragraphs 2, 5 and 14. Premier has the right to require that Client replace and replenish any portion of the Security Deposit that Premier applies to Client's fees or charges. At the end of the Term, if Client has satisfied all of Client's obligations, Premier will refund the unapplied portion of the Security Deposit within 75 days of the later of (a) the date Client has removed all personal property from the Premises and turned over the keys, or (b) the date of the expiration or termination of this Agreement. Client waives any statutory right that requires the return of the Security Deposit earlier than required herein.

5. **RULES AND REGULATIONS; FIRST-CLASS USE.** Client agrees to use the Building, the Center and the Premises for first-class office use, only, including keeping the Premises and any Premier FF&E in good condition and repair. If Client fails to do so, then Client shall pay Premier all costs for repair and replacement incurred by Premier to bring the Premises and the Premier FF&E into the required condition. Client agrees to comply with the rules and regulations of the Center ("Center Rules") that are contained as part of this Agreement. Client also agrees to comply with the requests of the Building Landlord (including Building security) and all rules and regulations imposed by the Building Landlord, and all such requests and all rules and regulations imposed by Premier and Building Landlord are incorporated into and constitute the Center Rules for purposes of this Agreement. The Building Owner and Premier have the right to reasonably amend the Center Rules and supplement the same with new reasonable rules, and all such amendments and new rules shall be binding upon Client after notice is provided to Client. Client acknowledges that other clients, occupants or visitors of the Center and/or Building may not comply with the Center Rules, and Premier may be unable to obtain immediate compliance with the Center Rules. However, the non-compliance of the Center Rules by others does not give Client the right to not comply with the Center Rules. In addition, the non-compliance of the Center Rules by others does not give the Client the right to any deductions, credits, right to terminate or any Claim or remedy against Premier for such non-compliance. Client waives any Claims (defined below) action against Premier and the Building Owner arising out of or related to the violation of the Center Rules by any other client, occupant or visitor of the Center or the Building, or related to Premier's or the Building Owner's non-enforcement or waiver of the Center Rules in any particular instance. To the extent there is a conflict between the Center Rules and the other provisions of this Agreement, this Agreement will control.

6. **HIRING PREMIER'S EMPLOYEES; NO SOLICITING OTHER CLIENTS TO RELOCATE.** Premier's employees and service providers are an essential part of Premier's ability to deliver our services. Client acknowledges this and agrees that, if during the Term of this Agreement and for 6 months afterward, Client hires any of Premier's employees (including, without limitation, all temporary contract service providers and all former employees hired by you) within six months after (a) the termination of such person's employment with Premier, or (b) the termination the independent contractor agreement between such person and Premier, then Client shall pay Premier a commission for the hiring in an amount equal to one-half of the sum of (i) the annual base salary of the employee you hire, plus (ii) any bonus and/or commissions allocable to such employee on an annual basis. Client agrees that the obligation to pay a commission and the amount of the commission payable is fair and reasonable. Client agrees not to solicit or otherwise cause any other clients of the Center to move from the Center.

7. **LICENSE AGREEMENT. THIS AGREEMENT IS NOT A LEASE OR ANY OTHER INTEREST IN REAL PROPERTY. IT IS A CONTRACTUAL ARRANGEMENT THAT CREATES A REVOCABLE LICENSE.** Client acknowledges that Premier retains full legal possession and control of the Center, the Premises, the Common Areas and the Meeting Rooms. This Agreement is only a non-exclusive license for Client to use certain designated areas of the Center at certain designated times, and in accordance with the terms and conditions of this Agreement. This Agreement is subject to and subordinate to the terms of Premier's lease with the Building Landlord. Premier has a right to enter any and all areas within the Center, including the Premises (if you are assigned offices(s)), at any time and without any prior notice (and whether nor not Client is present in the Premises or the Center). Client acknowledges that the rights to the shared access and use of the Premises and/or the shared Common Areas and Meeting Rooms of the Center may be restricted and limited as provided in this Agreement. Client acknowledges that the access key fobs into the Premises, the Building and the Center may be deactivated and/or temporarily suspended under certain circumstances without any notice or court action, including, but not limited to, all times specified by this Agreement, or due to a governmental agency order, or for an emergency, or for health or safety reasons, or for security reasons, or for a casualty, or for authorized repairs, or based on Client's default or misconduct. This Agreement terminates automatically upon any termination of Premier's lease with the Building Landlord. Premier may also elect to terminate this Agreement upon thirty (30) days prior notice if Premier is closing the Center or closing the portion of the floor on which one or more of the offices assigned to Client are located. Additionally, Premier has the right to terminate this Agreement if the Building Landlord requests such termination, including reasons related to Client's use of the Premises, Center or Building in a manner that the Building Landlord considers not appropriate for a first-class office building, due to the nature or type of your business or organization conflicting with or not being appropriate for the mix of other business for the Building, due to your failure to comply with requests and rules related to the use or misuse of the Building and the areas in and around the Building, including the parking area, and/or due to Client or Client's employees accessing unauthorized areas of the Building. Client does not have any rights under Premier's lease with the Building Landlord. When this Agreement is terminated because the Term has expired or otherwise, the license to access the Center and Premises is revoked and terminated, and Client no longer has any right to enter or use the Center or Premises. Client agrees to remove Client's personal property and leave the Premises by no later than the date of termination of the Term. Client acknowledges that Premier is not responsible for property left in the Premises and/or Center after the termination of the Agreement. If you do not remove any property belonging to you after termination, you shall be conclusively deemed to have abandoned such property. In such case, the abandoned personal property shall be deemed conveyed to Premier. At Premier's option, Premier may move the abandoned items to a place of storage and may require Client to pick up the abandoned property upon demand. In such case, Client is required to pay for all moving and storage costs upon demand. If Client fails to pick up the abandoned items in a timely manner (no later than 15 days after notice), then Premier may dispose of the abandoned items and all costs related to such disposal shall be paid by Client to Premier upon demand.

8. **DAMAGES AND INSURANCE.** Client is responsible for any damages that Client causes to the Center, the Premises, the Common Areas and the Meeting Rooms, beyond normal wear and tear. Additionally, Client is responsible for any damage you cause to the Building, including the Building parking facilities or common areas that are part of the project owned by the Building Landlord. Premier has the right to enter, inspect and make any necessary repairs to all parts of the Center, including the Premises. Client is responsible for insuring Client's personal property against all risks. Client assumes the risk of loss with respect to all of Client's personal property in the Center and/or Building (including the parking areas) irrespective of whether it is in your possession or Premier's. Client agrees to carry insurance to cover losses related to loss of and/or damage to Client's personal property. Client waives any right of recovery against Premier and the Building Landlord and their respective owners, officers, directors, employees, agents, managers, shareholders, members, partners, representatives, staff, attorneys, insurers, representatives, assigns, predecessors, or successors (collectively "Premier Parties") for any damage to or loss of Client's personal property. It is agreed that all of Client's personal property located anywhere in the Premises, the Center and the Building (including the parking garage) is under Client's control. Client confirmed that Premier is not responsible and shall have no liability for any lost packages or mail, it being the understanding that Client, at Client's sole cost, is responsible for obtaining insurance to insure against the risk of lost packages or mail. Client is also responsible for obtaining worker's compensation and commercial general liability insurance coverage against any liability and claims, including worker's compensation injuries and claims arising out of the Client's and Client's employees' and invitees' use of the Premises, the Center, the Building and all areas appurtenant thereto, including contractual liability covering Client's indemnity obligations required herein. The foregoing insurance shall be primary and noncontributory and shall contain a provision including Client's waiver of rights of subrogation against Premier and the Premier Parties to the extent such waivers are allowed by law. Client hereby waives all right to recovery, releases and relieves Premier and the Premier Parties, and their insureds arising out of incidents or perils to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable thereto. Client also agrees to obtain and maintain insurance, including business interruption insurance

insuring during the Term in amounts appropriate for Client's business, including coverage in the event there are any issues or problems with the Building, including, without limitation, suspension of access to the Center and/or the Premises for any reason, HVAC Service problems, water leakage, defective equipment, issues with the conditions in the Center and/or Premises, and/or utility disruptions.

9. **DEFAULT; TERMINATION.** Client shall be deemed in default under this Agreement if: (i) Client fails to abide by, or to cause Client's employees, contractors, agents or invitees ("Client Parties") to abide by, the Center Rules; (ii) Client does not pay any amount payable by Client hereunder by the designated payment date; or (iii) Client does not otherwise comply with the terms of this Agreement. Premier has the right to immediately terminate this Agreement: (a) if Client fails to correct a default within three (3) days after written notice to cure, or (b) without any notice to cure, if (i) Client defaults and the default is not the type of default that can be cured, or (ii) if Client uses the Center for any illegal operations or non-permitted uses or purposes (including using the Premises for sleeping or storage of personal household items that are not for first-class professional office use). Premier has the right to treat a violation of any of the Center Rules as a default that cannot be corrected, including a default and termination based on Client or Client's representatives' or invitees' non-professional or disruptive conduct in the Center. Premier also has the right to assess a service charge against Client for a violation of any of the Center Rules in an amount of up to $500 per violation, which service charge will be payable by Client within three (3) days of demand by Premier. If this Agreement is terminated due to your default, then Client will still be liable for damages related to amounts due and payable for the remainder of the Term, even though the license is terminated, and Client no longer may use the Center or the Premises. However, with regard to the damages for default of an Office Agreement, Premier will make reasonable efforts to mitigate such damages by attempting to locate a replacement, and the costs incurred for mitigation shall be recoverable from Client. If Client defaults on any of its obligations under this Agreement, Premier may cease providing any and all services, including without limitation suspension of access to the Premises and Center, and suspension of the parking, telephone and internet services, without notice or the need to initiate legal proceedings and without any legal action, such as a court, a mediation and/or an arbitration action. Client shall pay to Premier, upon demand, any costs, including without limitation reasonable legal fees, incurred by Premier in enforcing the terms of this Agreement. If Client or a company affiliated with Client is a party to one or more separate agreement(s) with Premier or its affiliated entities ("Other Agreement(s)"), then a default by Client under this Agreement and/or any Other Agreement(s) shall, at Premier's option, also constitute a default by Client or its affiliate under this Agreement and/or the Other Agreement(s), and Premier may exercise its rights and remedies related to such default under this Agreement and/or the Other Agreement(s). Premier will not be liable for any default or breach by Premier under this Agreement unless Client delivers written notice of such default or breach to Premier in accordance with the notice provisions of Paragraph 15 below and Premier fails to cure such default or breach within thirty (30) days after Premier's receipt of such notice. If Premier fails to timely perform any obligation due in whole or in part to any strike, lockout, labor trouble, civil disorder, inability to procure materials, failure of power, public emergency, stay-at-home order, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, the coronavirus pandemic, other pandemic or epidemic, or terrorism, or other cause beyond the reasonable control of Premier ("force majeure event"), then Premier shall not be deemed in default and the time for performance shall be extended by the period of delay resulting from such cause. If Client's performance of any obligation required by this Agreement is made impossible by a force majeure event, then the time for performance of such obligation is extended for the period of prevention, delay, or stoppage by such force majeure event, but the parties agree that Client's obligations to pay the amounts due under this Agreement are not delayed or excused under this provision or by a force majeure event and Client agrees to pay the amounts due, even if Client business is impacted by the force majeure event and/or Client is not able to utilize the Premises, the Center, or the services at the Center, in whole or in part, for Client's business. Premier also has a right to immediately terminate this Agreement by giving the Client notice and without the opportunity to cure if (a) Client or Client's representative made any misrepresentation or provided incomplete or inaccurate information on the application or on any document submitted to Premier, or (b) Client is not registered or is not good standing with the Secretary of State in which the Center is location, (c) Client's initial payments due upon execution are not received, including Client providing a check, ACH transfer authorization or credit card authorization that is returned unpaid or disputed, or (d) Client discloses the terms of this Agreement in a manner not allowed under Paragraph 18 below. Premier also has a right to cancel and terminate this Agreement by written notice served within 10 days after the Client's acceptance, if Premier determines that (a) Premier's representative that presented the Agreement to the Client made an error in the Agreement, or was not authorized to offer such terms to Client, (b) the Premises or any services required under the Agreement are not available at the Center, including situations when another client has entered into an agreement for the same Premises, or (c) the Clients business or use is not compatible for the Center due adverse and negative public records, or the intensity of use or type of business conflicting with or not being appropriate for the mix of other clients or businesses in the Center and/or Building.

10. **LIMITATION OF LIABILITY**.

A. Client acknowledges that due to the nature of verbal, written and electronic communications, there may be failures, delays and errors related to certain communication services provided by Premier at the Center, including delays and errors in conveying and providing messages and computer or information technology services. Except as specified herein Client acknowledges and agrees that neither Premier nor the Premier Parties shall be responsible for any damages and/or losses, direct, indirect or consequential, including, without limitation, lost business or profits (whether in an action in contract, warranty, tort, including, without limitation, negligence, or strict liability (collectively, "Damages") sustained by Client or Client Parties related to any claims, liabilities, costs, expenses, causes of action, demands and/or losses, direct or consequential, or punitive (and whether an action in contract, warranty, tort, including, without limitation, negligence, or strict liability) (collectively "Claims") that may result from any election to terminate the Agreement by Premier and/or Premier's failure to perform its obligations under the Lease, including failing to provide or any delay in providing access to the Center or Premises and/or any error in providing any services to Client, such as interruption in, the failure to provide or the delay in conveying messages and communications services, other utility services, and/or telephone, telecom, internet computer or information technology services. Client's sole remedy and Premier's sole obligation for any failure, delay or error by Premier, or other default by Premier, is limited to an adjustment to Client's bill for the service not provided by Premier, but only if Premier does not correct the issue within three (3) business days after written notice. The aforementioned adjustment due to Client shall be limited to an amount equal to the charge for the affected service for the period from the date commencing three (3) business days after Client provides written notice to Premier of the issue and shall continue and apply through the date such failure, delay or interruption issue is corrected. Such adjustment is not required if Premier did not provide the service based on a default by Client or due to a force majeure event. Client acknowledges that there shall be no adjustment to Client's bills if the issue is a reduction, suspension or delay in services that are not separately charged to Client, such as reception services, which may be altered or suspended in certain circumstances. Client is also not entitled to any adjustment, abatement or credit to the amounts due under this Agreement for (a) suspension of access to the Building, Center or the Premises for reasons as allowed under this Agreement, (b) repairs to the Premises, Center, Building and/or HVAC Service, (c) water leakage or other condition in the Premises, Center and/or Building, (d) defective equipment, and/or (e) telecom, internet and other utility failures or disruptions. With regard to any issues that are within the Building Landlord's control, Premier will make reasonable demands to the Building Landlord to restore required access and services. Premier will also request that the Building Landlord make reasonable adjustments to maintain the temperature in the Center and the Premises within the generally accepted comfortable range during normal business hours. However, Client confirms that Client will not be entitled to any adjustment or abatement and that Client waives all rights to recovery against Premier and the Building Landlord, in the event Client or Client Parties are not satisfied with the temperature range in the Premises and/or Center. Client agrees to indemnify, defend and hold Premier and the Premier Parties harmless and release them from all Claims and Damages (including attorneys' fees) arising from or in connection with (a) the default by Client under this Agreement, (b) any act, neglect, fault or omission of Client or any Client Parties, (c) Client's or Client Parties' use or misuse of the Premises, Center or Building, or (d) Client's or Client Parties' business operations or other use of the Building, the Center or the Premises. To the extent allowed by law, Premier and Premier's Parties and their insurers shall not be liable under any circumstances for any injury or damage to persons or personal property, equipment or other property or any other Damages or Claims from any act, omission or neglect of Premier, or by any of the Premier's Parties, or other occupant or invitee into the Building, the Center and/or the Premises, except for claims solely related to the gross negligence or intentional misconduct of Premier. In case any action or proceeding is brought for which Client is required to indemnify, defend or hold harmless under this Agreement, Client, upon notice from Premier, shall defend the same at no expense to Premier by counsel reasonably approved in writing by Premier. The terms of this indemnity provision shall survive the expiration and termination of this Agreement. WITH THE SOLE EXCEPTION OF THE REMEDIES DESCRIBED ABOVE, AND EXCEPT FOR CLAIMS, DAMAGES AND LOSSES SOLELY RELATED TO THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF PREMIER TO THE EXTENT REQUIRED BY LAW, CLIENT EXPRESSLY AND SPECIFICALLY AGREES TO (A) WAIVE ALL CLAIMS, (B) NOT MAKE ANY CLAIM AGAINST PREMIER OR THE PREMIER PARTIES, AND (C) INDEMNIFY AND HOLD PREMIER AND THE BUILDING LANDLORD HARMLESS FROM AND AGAINST, ANY CLAIMS FOR, DAMAGES, EVEN IF PREMIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITIES), ARISING FROM ANY CAUSE OR EVENT, INCLUDING CLAIMS AND DAMAGES FROM ANY CASUALTY OR FORCE MAJEURE EVENT, ANY FAILURE, DELAY OR ERROR BY PREMIER OR BY ANY OF PREMIER'S PARTIES, ANY ISSUES OR PROBLEMS WITH THE BUILDING, CENTER, PREMISES OR MEETING ROOMS,

INCLUDING, WITHOUT LIMITATION, SUSPENSION OF ACCESS, HVAC SERVICE PROBLEMS, WATER LEAKAGE, DEFECTIVE EQUIPMENT, ISSUES WITH THE CONDITIONS IN THE CENTER AND/OR PREMISES, AND/OR UTILITY DISRUPTIONS. WITH REGARD TO ANY SERVICES PROVIDED BY PREMIER, PREMIER DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ADDITIONALLY, PREMIER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE AVAILABILITY OF ANY SERVICE OR PARKING AT THE CENTER. CLIENT SHALL PAY, INDEMNIFY AND HOLD PREMIER HARMLESS FROM ANY CHARGES AND/OR REPAIR COSTS THAT MAY BE IMPOSED BY BUILDING LANDLORD DUE TO CLIENT'S USE OF THE BUILDING AND PARKING AREA OR DAMAGE CAUSED BY CLIENT IN THE BUILDING, INCLUDING THE PARKING AREA FOR THE BUILDING.

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B. Health and Safety Issues and Infectious Disease Waiver. Client confirms that during Client's use and access of the Center, the Building, the Premises, the Common Areas and the Meeting Rooms, Client will comply with all laws and recommendations, including those Center Rules that relate to health and safety issues, such as the use of masks at the Center, if applicable and even if not required by law. Client acknowledges that Premier does NOT guarantee that everyone in the Center will comply with all applicable laws and/or the Center Rules, and Client accepts that others may not comply. Client acknowledges that certain exemptions may apply to certain laws, including exemptions that allow certain individuals to not wear masks in the Center. Client agrees that Premier shall not be responsible for the failure of any other client or their guests to comply with any applicable laws, recommendations, and/or the Center Rules. The failure of anyone to comply with applicable laws, recommendations and/or the Center Rules is not a basis for Client to claim Damages, abatement of charges or the termination of this Agreement. Client also acknowledges that Premier cannot completely mitigate the transfer of communicable diseases like COVID-19 among persons in the Center and the Building. Use of the Center and Building includes possible exposure to and illness, injury, or death from infectious diseases, including COVID-19. In consideration of Premier entering into this Agreement with Client, which Client acknowledges is for good and valuable consideration, Client hereby voluntarily waives and hereby discharges any, and all Claims for Damages against Premier and the Premier Parties and hereby release, exonerate, discharge and hold harmless Premier and the Premier Parties from and against any and all Claims and Damages, including attorney fees or other costs of whatever nature (e.g., medical costs) arising from or related to any exposure to or illness, injury or death from any infectious disease including COVID-19 which may result from or in connection with Client and Client Parties use and/or access to the Center, the Building, the Premises, the Common Areas and the Meeting Rooms to the fullest extent allowed by law, including claims by an estate, heir, administrator, executor, assignee, or successor.

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11. **RENEWAL/NOTICE REQUIREMENT.** UNLESS NOTICE OF TERMINATION IS TIMELY SERVED AS PROVIDED BELOW, THEN UPON EXPIRATION OF THE INITIAL TERM, THIS AGREEMENT WILL AUTOMATICALLY RENEW ON A CONTINUING BASIS FOR THE SAME PERIOD OF TIME AS THE INITIAL TERM ("RENEWAL TERM") AND UNDER THE SAME TERMS AND CONDITIONS AS STATED IN THIS AGREEMENT, EXCEPT THAT DURING SUCH RENEWAL TERM (I) THE MONTHLY FEES FOR THE PREMISES AND/OR SERVICE SHALL INCREASE TO THE THEN PREVAILING CHARGE FOR SIMILAR PREMISES AND SERVICES AT THE CENTER, BUT IN NO EVENT LESS THAN THE MONTHLY FEES AND MONTHLY COSTS LISTED IN THE AGREEMENT, WITHOUT ANY PROMOTIONAL DISCOUNTS, AND (II) ANY CREDITS AND CONCESSIONS GRANTED DURING THE INITIAL TERM (SUCH AS MEETING ROOM CREDITS) SHALL NO LONGER APPLY. IN ORDER FOR A CLIENT WITH AN OFFICE AGREEMENT TO AVOID THE AUTOMATIC EXTENSION FOR THE RENEWAL TERM, THEN CLIENT MUST GIVE WRITTEN NOTICE THAT CLIENT DOES NOT WANT THE TERM TO EXTEND ("NOTICE OF NON-RENEWAL") AT LEAST 60 DAYS PRIOR TO EXPIRATION OF THE TERM, EXCEPT THAT IF CLIENT HAS AN OFFICE AGREEMENT WITH THREE (3) OR MORE OFFICES AT THE CENTER, THE NOTICE OF NON-RENEWAL MUST BE SERVED AT LEAST 90 DAYS PRIOR TO THE EXPIRATION OF THE TERM. IN ORDER FOR A CLIENT WITH A VIRTUAL OR MEMBERSHIP AGREEMENT WITH A TERM THAT IS LONGER THAN MONTH TO MONTH, IN ORDER TO AVOID THE AUTOMATIC EXTENSION FOR THE RENEWAL TERM, THEN CLIENT MUST GIVE WRITTEN NOTICE THAT CLIENT DOES NOT WANT THE TERM TO EXTEND ("NOTICE OF NON-RENEWAL") AT LEAST 30 DAYS PRIOR TO THE EXPIRATION OF THE TERM. IF THE TERM OF THE AGREEMENT IS ON A MONTH-TO-MONTH BASIS, THE TERM OF THE AGREEMENT SHALL CONTINUE ON A MONTH TO MONTH BASIS THAT CAN BE TERMINATED BY EITHER PARTY SERVING WRITTEN NOTICE OF THE ELECTION TO TERMINATE AT LEAST 60 DAYS PRIOR TO THE DATE THE NOTICE TO TERMINATE IS SENT TO THE OTHER PARTY. A NOTICE OF NON-RENEWAL AND NOTICE TO TERMINATE BY CLIENT MAY ONLY BE DELIVERED ON THE FIRST DAY OF ANY GIVEN MONTH, AND IF SUCH NOTICE IS DELIVERED ON ANY OTHER DAY, IT SHALL BE DEEMED TO HAVE BEEN DELIVERED ON THE FIRST DAY OF THE FOLLOWING MONTH. IN ADDITION TO THE OTHER RIGHTS TO TERMINATE GRANTED TO PREMIER IN THIS AGREEMENT (SUCH AS A TERMINATION BASED ON CLIENT'S DEFAULT), PREMIER MAY ELECT TO TERMINATE THIS AGREEMENT WITHOUT ANY CAUSE OR DEFAULT BY CLIENT (A) AT THE END OF THE INITIAL TERM BY SERVING CLIENT WITH WRITTEN NOTICE AT LEAST 30 DAYS PRIOR TO THE END OF THE INITIAL TERM, OR (B) ANY TIME AFTER THE INITIAL TERM UPON AT LEAST 30 DAYS PRIOR WRITTEN NOTICE. BY INITIALING IN THE PLACE PROVIDED BELOW, CLIENT HEREBY ACKNOWLEDGES CLIENT'S AGREEMENT TO THE RENEWAL AND NOTICE PROVISIONS OF THIS PARAGRAPH 11.

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12. **RELOCATION; RENOVATIONS.** Premier reserves the right to relocate the Premises to another office in the Center from time to time. If Premier exercises this right, the new Premises will only be to an office of equal or larger square footage. This relocation of Client's personal property will be at Premier's expense. Premier reserves the right to access at any time, including showing the Premises to prospective clients, but Premier will use reasonable efforts not to disrupt Client's business during such showings. Client acknowledges that Premier and the Building Landlord may, from time to time, renovate, improve, alter, or modify the Center, and/or the Building (collectively, the "Renovations"). Client agrees that such Renovations shall in no way constitute a default by Premier, and Client shall not be entitled to adjustments, abatement, discounts, credits or any Damages related to or arising from the Renovations. Premier shall have no responsibility and shall not be liable and Client hereby releases Premier and the Premier Parties from any Claim and Damages that relate to the Renovations, including any Claims for any injury to or interference with Client's business arising from the Renovations, compensation or damages for loss of the use of the whole or any part of the Premises, the Center, and/or any inconvenience or annoyance occasioned by such Renovations.

13. **INTERNET SERVICES.** If Internet Service is part of the services selected under the Agreement, Premier will provide Client with shared access to a high-speed Internet connection (Internet Service). Premier's basic Internet Service will be provided through a dynamic NAT (Network Address Translation) private IP address, which change over time. The private IP addresses are behind Premier's firewall and do not provide direct inbound access. A static public IP address may be a service that can be provided at an additional service fee. The Internet Service fee is based on the number of individuals that Client allows to use such Internet Service and Client agrees that Client will update Premier promptly upon Client adding additional individuals that will be accessing the Client's Internet Service, so the appropriate additional Internet Service fee may be invoiced to Client. Client represents that Client will not allow more than the authorized number of individuals to access Client's Internet Service and confirms that Client understands that only one individual may access the Client's Internet Service for each "Internet Access" connection selected by Client, and if two or more individuals are sharing an office, the Internet Service fee is for each individual, not each office. Notwithstanding, each authorized individual may utilize multiple devices to access the Client's Internet Service (e.g., computer and telephone), but such devices must be used exclusively by such authorized individual while at the Center. Premier will provide a single wall-mounted Ethernet jack per office for physical connection to the Internet Service. If Client needs additional jacks, Client can either purchase a switch at its cost or, for an additional charge, Client may request that Premier provide installation services, such as an additional jack or relocation of an existing jack, and if Premier performs such service, then Client shall pay Premier's prevailing rate for such service. Subject to

location availability, Premier may provide wireless Internet access in addition to the wall-mounted Ethernet jack. PREMIER SHALL NOT BE RESPONSIBLE FOR ANY LOSS, DAMAGE, LIABILITY, CLAIM OR EXPENSE ARISING FROM ANY DEVICE THAT IS CONNECTED TO THE INTERNET SERVICE. Except for the Ethernet jack provided by Premier as specified above, Client shall be responsible at its cost for obtaining and installing all other equipment and operating systems necessary to connect Client's device to the Internet Service. Client shall have sole responsibility for the installation, testing and operation of Internet facilities, services and equipment (other than installation that is specifically to be provided by Premier). CLIENT SHALL BE RESPONSIBLE FOR USER ACCESS SECURITY AND NETWORK ACCESS, SUCH AS CONTROL OVER WHICH USERS USE THE INTERNET SERVICE AND INSTALLATION OF PASSWORDS. Client acknowledges that Premier will not be providing user access security or virus protection of any kind, and Client agrees that Client shall have the sole responsibility for detecting and preventing against any network security breaches and computer viruses. In all cases, Premier shall in no way be responsible for external attacks, security breaches or computer viruses made on Client's computer or other devices. Client shall use the Internet Service only for accessing the Internet for first-class professional office use, and Client will not use any apparatus or device or computer or electronic data processing equipment in the Premises other than as required for typical first-class professional office use. Client shall not use the Internet Service as a server site for ftp, telnet, e-mail hosting, web hosting or other similar Internet services without Premier's prior written approval, which approval may be withheld in Premier's sole and absolute discretion. The use of the Internet Service for mining digital currency and the like is prohibited. Inbound port access to the internal private LAN is blocked by default. However, if Client requires usage of inbound remote control software or Virtual Private Networks, Premier, at its election and at an additional charge to Client, may allow this type of inbound access on an as-requested basis. Client is allowed to access the Internet Service utilizing only IP addresses issued by Premier, unless otherwise agreed to by Premier. Client will be charged for any unauthorized access to the Internet. Premier shall have the right to terminate Internet Service to Client for any unauthorized use of or access to the Internet by Client. Upon the expiration or earlier termination of this Agreement, Client must relinquish and discontinue use of any IP address(s) assigned to Client by Premier. Premier may elect to reassign new private or public IP address(s) at any time. If Premier detects inordinate amounts of bandwidth consumption and/or more than one person for each "internet access" connection subscribed to by Client, Premier reserves the right to elect to: (a) temporarily block services; (b) disallow usage above a pre-determined threshold; and/or (c) charge Client for the excess bandwidth or additional connections used. Any such election by Premier shall not constitute a waiver of Premier's right to terminate this Agreement due to any failure by Client to comply with the provisions of this paragraph. After 2 warnings of inordinate bandwidth consumption by Client, Premier shall have the right to terminate Internet Service to Client. Any Client purchased voice-over IP (VOIP) telephones, and services are not supported by Premier. Client acknowledges that Premier does not provide QOS, packet priority, or otherwise guarantee connectivity, call quality or quality of service. If Client elects to use a voice-over IP service and/or phones and retains Premier to provide support services (which will be at an additional cost) related to any issues with the use of VOIP telephones, software or services, Premier shall use reasonable efforts only to resolve issues and improve service with no guaranty on improvement, connectively or quality. Client shall be subject to, and Client's use of Internet Service shall be limited by, any rules and regulations that Premier may impose in connection with the use of the Internet Service. Premier shall have the right to terminate Internet Service to Client if Client defaults on its obligation and/or if Client violates any such rules and regulations. If Premier is informed by any government authorities of inappropriate or illegal use by Client of Premier's facilities or other networks accessed through Premier, Premier may terminate Client's Internet Service. CLIENT SHALL INDEMNIFY, DEFEND AND HOLD PREMIER HARMLESS FROM AND AGAINST ANY LOSS, LIABILITY, CLAIM, ACTION OR EXPENSE ARISING FROM CLIENT'S USE OF THE INTERNET SERVICE, INCLUDING ISSUES RELATED TO CONTENT DISSEMINATED BY CLIENT'S EQUIPMENT, SOFTWARE AND/OR USERS OF THE INTERNET SERVICE. PREMIER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING BANDWIDTH SPEEDS FOR THE INTERNET SERVICE.

14. **MAIL HANDLING AND AFTER TERMINATION PROVISIONS.**

A. **General Terms**. Upon termination of this Agreement, Client agrees to notify all parties with whom Client does business of Client's change of address. Client agrees not to file a change of address form with the postal service. Filing of a change of address form may forward all mail addressed to the Center to your new address. In addition, all telephone and facsimile numbers and IP addresses are the property of Premier. These numbers will not be transferred to Client at the end of the Term. Client will not designate Premier as Client's agent with any governmental authority as Premier does not accept or agree to be Client's agent for service of process. Client acknowledges that Premier is not required to open mail or other deliveries received for Client. Except as stated below, upon the expiration or termination of this Agreement, (i) any USPS first class mail and any packages such as Federal Express, UPS, or other courier service for Client will not be accepted, (ii) any First Class USPS (retail stamp) will be returned to sender, (iii) Premier is not required to re-mail Client's USPS mail, or other delivers for Client, (iv) any USPS deliveries for Client that are not First Class (e.g., junk mail) that can't be returned to sender may be destroyed, (v) Client's assigned telephone numbers, facsimile numbers and IP addresses will be deactivated, and (vi) Premier is not required to provide any services to Client. Client hereby releases and forever discharges the Premier and the Premier Parties for any claim, damage or liability based on Premier not providing services to Client after the termination of this Agreement, including any failure to deliver any mail, package or voice messages to Client after the termination.

B. **Office Agreement Mail Handling Upon Termination**. Upon expiration or termination of this Agreement, Client shall pay a mail handling fee of **$200 per office** to pay Premier for providing change of address services for thirty (30) days after the expiration or termination, which will include Premier handling inquires related to Client's change of address, and, if applicable, providing Client's new telephone number and address to all incoming callers/visitors, and holding Client's mail and facsimiles for Client to pick-up during normal business hours. Although not required, if Premier agrees to send Client's mail to a new address, then Client must pay the prevailing rate for such services prior to the service being rendered. Client shall not be entitled to use the Center for business during such 30 day period, and the mail handling service shall end after such thirty (30) day period. If Client defaulted, then Premier may elect not to provide the services referenced in this provision. Client may obtain the continuation of these services after such thirty (30) day period, if Client is not in default and if Client enters into a Virtual Agreement for such services.

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C. **Virtual Agreement Plans and Membership Agreement Plans Mail Handling**.

(1) **Postal Regulations**. Client acknowledges that Premier will comply with the USPS regulations regarding Client's mail. Client must also comply with all USPS regulations and amendments and USPS interpretations of such regulations. If Client fails to comply, Premier will have the right to immediately terminate this Agreement. THE FOLLOWING PROVISIONS OF THIS PARAGRAPH APPLY IF THE PREMIER VIRTUAL SERVICES PLAN SELECTED BY CLIENT INCLUDES MAIL HANDLING: (A) Client must complete a separate U.S. Postal Service Form 1583 ("Form 1583") to receive mail and/or packages at the Facility; (B) Client acknowledges that pursuant to USPS regulations, this Agreement and Form 1583 may be disclosed upon request of any law enforcement or other governmental agency, or when legally mandated; (C) Client further agrees, upon request, to sign an updated version of this Agreement and any other necessary documents or forms related to process of service; (D) Client must use the exact mailing address, inclusive of the Private Mailbox designation, without modification as set forth in Section Three (3) of Form 1583; and (E) Mail received by Client must bear a delivery address that contains at least the following elements, in this order, (i) intended addressees name or other identification, (ii) street number and name, (iii) secondary address, (iv) "PMB" and number, and (v) City, State and ZIP Code (5-digit or ZIP+4). USPS may return mail to the sender without a proper address endorsed "Undeliverable as Addressed, Missing PMB or # Sign."

(2) **Virtual Agreement Plans and Membership Agreement Plans Mail Handling Upon Termination**. Client's mail and other deliveries received at the Center for Client will NOT be accepted, forwarded or re-mailed to Client by Premier after the termination of the Virtual Agreement or Membership Agreement. Upon termination of this Agreement for any reason, it is Client's responsibility to notify all parties of the change of address. Any First Class USPS (retail stamp) received for Client at the Center will be refused and/or marked "NO LONGER AT THIS ADDRESS" and delivered to a USPS drop box or carrier for return to sender. Any other mail received for the Client at the Center that is not First Class USPS mail will be destroyed. Any packages such as packages delivered by Federal Express, UPS, or other courier services will be refused and given back to courier service for return to sender, unless other arrangements have been made with Premier. For Clients assigned a telephone number, the telephone number will be deactivated upon the termination of the Agreement, and Client will not have any access to any voicemail services or

past voicemail messages. Client hereby releases and forever discharges Premier and all Premier Parties for any and all Claims, Damages and other liabilities related to or arising from Premier's termination of services to Client upon termination. Client acknowledges that Premier is NOT required to perform any services for Client after the termination and that Client is not entitled to any mail handling services, access to voicemail or voice messages, or any other service from Premier after the termination of the Agreement.

15. **NOTICES.** All notices required or permitted under the Agreement or under applicable law shall be in writing and (a) may be delivered in person (by hand or courier), or (b) may be sent by regular first-class, registered or certified mail, or US Postal Service Express Mail, with postage prepaid, or (c) may be delivered by overnight delivery service, or (d) may be sent by facsimile transmission, or (e) may be sent by e-mail. Notices to Premier, to be effective, must be sent to the address of the Center listed on the first page of this Agreement and addressed to the attention of the Center's General Manager, with a hard copy of the notice addressed and delivered to Premier Workspaces, 2102 Business Center Drive, Attention: Director of Operations, Irvine, CA 92612. Notices to Client may be sent to Client at the address referenced on the License Agreement and/or any other addresses provided by Client to Premier, including the Premises, facsimile numbers and e-mail addresses. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular first-class mail, the notice shall be deemed given 72 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or an overnight service that guarantees next-day delivery shall be deemed given 24 hours after delivery of the same to the US Postal Service or overnight service. Notices delivered by hand or courier shall be deemed given on the date of delivery. Notices delivered by facsimile transmission shall be deemed given on the day that the facsimile transmission is confirmed to be completed by a facsimile transmission report. Notices delivered by e-mail shall be deemed given on the date the e-mail is sent and confirmed by a "Delivery Receipt", "Read Receipt" or other confirmation indicating delivery to the e-mail address.

16. **MEDIATION; GOVERNING LAW.** In the event a dispute arises under this Agreement, Client agrees to submit the dispute to mediation pursuant to the procedures established by the American Arbitration Association. If the amount of Client's claim is less than $10,000, then the AAA Online Mediation procedure shall apply. If mediation does not resolve the dispute, Client agrees that the matter will be submitted to arbitration pursuant to the procedure established by the American Arbitration Association in Orange County, California, unless Premier elects not to have the dispute resolved through arbitration. The decision of the arbitrator will be binding on the parties. With regard to any mediation or arbitration, each party shall be responsible and shall pay fifty (50%) of the mediation and arbitration fees, except that the non-prevailing party, as determined by the arbitrator, shall pay the prevailing parties' arbitration fees and all attorneys' fees and costs related to the arbitration. Furthermore, if the matter is determined by a court, then the non-prevailing party, as determined by the court, shall pay the prevailing parties' reasonable attorneys' fees and costs. Nothing in this paragraph will prohibit Premier from seeking legal or equitable relief to enforce the terms of this Agreement, including, without limitation, any action for removal of Client from the Center after the license has been terminated or revoked. This Agreement is governed by the laws of the State of California. The parties agree that the arbitrator shall not have the power to award punitive or consequential damages nor any other damages against a party that are not expressly provided for in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event that the amount in dispute falls within the Small Claims Court jurisdiction, then the dispute shall be filed and resolved through the filing of a Small Claims Court action in the Court that is the proper venue for Small Claims actions where the Center is located. In addition, the parties agree that in the event Client fails to pay the amounts due under this Agreement or otherwise defaults, Premier has the right to file an action in a court of law or equity (as applicable), and may also elect to assign the matter to a collection agency or a collection attorney that may file a civil action for recovery of such damages. Premier may delay proceeding to enforce its rights or may grant Client additional time to pay the amounts due or to perform its obligations under this Agreement, and such delay or extension shall not be construed as a waiver of Premier's rights to collect the amounts due from Client.

17. **OFAC COMPLIANCE**. Client warrants and represents that neither Client nor any owner, beneficial owner, partner, employee, officer, member or stockholder of Client: (a) is a Blocked Party (as hereinafter defined) or (b) is owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party. Client agrees that during the term of any agreement with Premier, that Client shall not: (a) transfer or permit the transfer of any interest in the Client's business to any Blocked Party; or (b) make a transfer or engage with any Blocked Party or party who is engaged in illegal activities. As used herein "Blocked Party" shall mean any party or nation that (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury ("OFAC") or other similar requirements contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders with respect thereof or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders; or (b) has been determined by competent authority to be subject to the prohibitions contained in such orders. If at any time during the term of any agreement with Premier, (a) Client or any owner, beneficial owner, partner, employee, officer, member or stockholder of the Client becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned, or detained on charges involving money laundering or predicate crimes to money laundering; or (b) Premier determines that any of the representations or warranties set forth in this provision become untrue; then Client shall be in default breach of any agreements with Premier and in addition to any other remedies to which Premier may be entitled on account of such default breach, Premier has the right to immediately terminate any agreement with the Client.

18. **MISCELLANEOUS**. Client acknowledges that the amounts due under the Agreement are based on Client using the Premises and/or Center and/or the services only for the business name specified in the Agreement and only for the number of users agreed in the Agreement. If Client desires to add an additional business or increase the number of persons that regularly access the Premises and/or Center, then Client must obtain the consent of Premier and must pay additional services fees for each additional business and/or additional users. Client may not assign this Agreement without Premier's prior written consent, which consent will not be unreasonably withheld. In the event of an assignment, then Client and Client's assignee shall be jointly and severally liable for all obligations. Client shall not be released from Client's liability under this Agreement due to an assignment. This Agreement is the entire agreement between Premier and Client. All prior discussions and negotiations related to this Agreement have been and are merged, integrated into and superseded by this Agreement. Client agrees that Client will not disclose the terms of this Agreement, unless in connection with legal proceedings or unless required to do so by law or an official authority. Client's disclosure of the terms of this Agreement to another client of Premier or a third party without Premier's written approval may result in the immediate termination of this Agreement. Premier reserves the right to cooperate with any official investigating authority and may provide any information or documents related to Client that is requested informally or by subpoena. By execution of this Agreement, Client confirms that: (i) Premier has and is in compliance with all of the terms and conditions of any prior agreement and that Client has no right to any credit, Claim, offset or credit related to anything occurring prior to execution of this Agreement, and Client hereby waives any such prior Claims. In the event any term or provision of this Agreement shall be deemed invalid, void, unenforceable, or illegal, then the remainder of this Agreement shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall be valid and enforced to the full extent permitted by law. If more than one party signs this Agreement as Client, the obligations of such parties shall be joint and several. Any amendment or early termination of the Agreement must be in writing. Except for matters that are confirmed by an executed written agreement, no act or thing done by Premier or any agent or employee of Premier shall be used to imply acceptance by Premier of any amendment, termination or waiver of any of the Client's obligations. If Client turns over the keys to the Center and/or the Premises prior to the end of the Term, Client shall still be obligated to perform its obligations through the remaining Term and the acceptance of the keys shall not constitute a termination of the Client's obligations, and Client must pay the amounts due under the Agreement, even if Client does not utilize the Premises, the Center or any of the services.

CENTER RULES

1. The electricity to be provided by the Building Landlord to the Center shall be used only for ordinary lighting purposes, to run desktop computers, and facsimile equipment unless written permission to do otherwise shall first have been obtained from Premier, and which such permission may be conditioned upon Client paying an agreed-upon additional charge.
2. Meeting Rooms at the Center must be reserved in advance (which reservation shall be subject to availability). Immediately following Client's use of the Meeting Rooms and/or audio/visual equipment, Client shall clean up and return the space(s) to the state and condition it was prior to Client's use. If not, Premier may charge Client for any expenses required to restore the space and/or equipment to its original condition, and such amount is immediately due and payable and may be charged to the Authorized Credit Card, or by monthly invoices, as determined by Premier.
3. Noise levels shall be conducive to a professional environment and shall not interfere with or annoy other clients. Due to the shared environment nature of an executive office suite, Client must use telephone headsets instead of phone speakers to reduce noise levels and must take other reasonable action to avoid disturbing others in the Center. Client and their guests shall conduct themselves in a businesslike manner, and proper attire must be worn at all times. Client shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in Client's office(s) or other portions of the Center, or permit Client's office(s) or other portions of the Center to be used in a manner tending to create a nuisance or to disturb any other users of any part of the Center or the Building or interfere in any way with other clients or those having business therein.
4. Canvassing, soliciting and peddling in the Center or Building are prohibited. Client shall not provide or offer any services to Premier's customers, if such services are available from Premier.
5. Client shall not mark, drive nails, screw, drill into, paint or affix anything to walls of Center or Client's office(s) without the prior written consent of Premier, and Client shall not in any way deface or injure the Center or Building or any part thereof. The expense of remedying any breakage or damage resulting from a violation of this rule shall be paid by Client upon demand.
6. Client shall not conduct any activity within the Center or Building, which in the sole judgment of Premier or the Building Landlord will create excessive traffic, utilize services and/or areas in excess of Client's reasonable share, or is inappropriate to the shared executive office suite environment.
7. Client shall not conduct business in the corridors or any other areas, except in designated office(s) or Meeting Rooms. Client shall not block or congregate in the common areas and those areas must be kept neat and attractive at all times. No meetings or work or business shall take place in the lobby or reception area, as such areas are to be used only to greet invitees, and Client shall promptly escort such invitees to the reserved conference Meeting Rooms or the Premises. Client shall not prop open any corridor doors, exit doors or doors connecting corridors during or after business hours. All corridors, halls, elevators and stairways shall not be obstructed by Client or used for any purpose other than normal egress and ingress.
8. No advertisement, identifying signs, personal items or artwork or other notices shall be inscribed, painted or affixed on any part of the corridors, doors, public areas or cubicles. Additionally, Client shall not erect or install or otherwise utilize signs, light symbols, canopies, awnings, window coverings or other advertising or decorative matter on the windows, walls, and exterior doors, or areas otherwise visible from the exterior of the Center or Client's office(s).
9. Without Premier's prior written consent, Client is not permitted to place "mass market", direct mail or any other type of advertising (i.e., newspaper, classified advertisements, billboards) using Premier's assigned phone number or the Center's address, nor shall Client use the Center's address as the return address on mass marketing mailers or take any other action that would generate an excessive amount of incoming calls or return mail.
10. Client shall not use cooking equipment at the Center other than the microwave oven in the Center's lounge.
11. Client shall not use or store or bring into the Center or Building oil, burning fluids (or candles), gasoline, kerosene, explosives or any other inflammable, combustible or hazardous materials.
12. Client shall not bring any animals (except Seeing Eye dogs or other service animals that are allowed entry by law) into the Center or Building, nor shall any bicycles or vehicles be brought in or kept in or about the Center or the Building, unless in a designated area for such bicycle or vehicle parking.
13. Client shall not remove any Premier FF&E in the Premises or furniture, fixtures or decorative material from offices or common areas of the Center or Building. The minimum replacement cost for damaged and/or missing Premier FF&E is as follows: (a) Desk Chair-$150, (b) Desk-$500, and (c) Pedestal-$200, however, the actual replacement costs for any missing items will be based on current market conditions.
14. Client shall use chair mats in the office(s), and any damage from failure to use the same shall be the responsibility of the Client.
15. Client shall not use the Center for manufacturing or storage of merchandise, except as such storage may be incidental to general office purposes.
16. Client shall not use, store or sell liquor, narcotics or tobacco in any form in the Center or Building. Client shall also not use, store or sell electronic cigarettes, vapor pipes, vaporizers or other inhalation devices in the Center or the Building.
17. Client shall not use the office(s) for lodging or sleeping or for any immoral or illegal purposes.
18. Client shall not modify existing locks or install additional locks or bolts of any kind on any of the doors or windows of the Center. Client also shall not be allowed to make duplicate keys for their office(s).
19. Before leaving any office or Meeting Rooms, Client shall close and securely lock all doors (if a lock is installed) and shut off all lights and other electrical apparatus. Any damage resulting from failure to do so shall be paid by Client.
20. Premier shall not be responsible for any loss, damage or theft of any property belonging to Client or any employee, agent or invitee of Client.
21. Except for Client's cell phone, while in the Center, Client shall use only telecommunications systems and services (including local, long distance and international service), Internet Service and copy machine equipment and services as provided by Premier at Premier's standard rates.
22. Neither Client nor Client's employees, agents, representatives or invitees shall participate in any type of harassment or other disruptive behavior, whether verbal or physical, in the Center or Building. Premier and the Building Landlord reserve the right to exclude or expel from the Center and the Building any person who, in the sole judgment of Premier or the Building Landlord is under the influence of liquor or drugs, or who acts in any manner in violation of any of the terms of the Agreement, or the Center Rules or fails to follow the requests of Premier's employees or the Building's Landlord management or security personnel.
23. Premier and the Building Landlord shall have the right to limit the weight, size and to designate the locations of all safes, file rooms, libraries and other heavy property in Client's office(s). Maximum uniform floor loading allowed is 65 pounds per square foot.
24. Client shall not use or permit to be used in Client's office(s) or elsewhere in the Center anything that will increase the rate of insurance on the Building or any part thereof, nor permit anything that may be dangerous to life or limb.
25. Client and its employees and invitees shall obey all traffic and parking regulations as posted throughout the Building by the Building Landlord. Client is responsible for causing its employees, visitors, and clients to comply with all parking regulations. Neither Premier nor the Building Landlord shall be held responsible for the denial of access to parking or towing of a vehicle of any visitor, client or employee.
26. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. Client shall not use the common area bathrooms for the Center or Building for the collection of any urine or other samples, or any other business use.
27. The expense of any breakage, stoppage, or damage resulting from the violation of any of the Center Rules shall be borne by the Client who, or whose employees or invitees, have caused it.
28. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevator except between such hours and in such elevators as shall be designated by the Building Landlord. Neither Premier nor the Building Landlord shall be responsible for loss or damage to any of the items above referred to, and Client will be responsible for the cost of repairing any damage done to the Center or the Building by moving, storage or maintaining any of such items. Client will be responsible for complying with the Center Rules with regard to moving in and out of the Building.
29. On Saturdays, Sundays and legal holidays, and after the normal business hours for the Center, access to the Building or to the halls, corridors, elevators or stairways in the Building or to the Center may be refused to any person that is not authorized. Premier and the Building Landlord are NOT liable for damages

for any error related to the admission to or exclusion from the Building or Center of any person. In case of invasion, mob, riot, public disturbance or other commotion, repairs, health rules or emergency, the Premier and the Building Landlord reserve the right to prevent access to the Building and the Center in their sole discretion and such suspension of access may continue for the safety of persons and for the protection of the property in the Building and/or the Center.

30. Client shall deposit all garbage in the receptacles Premier and the Building Landlord provide for garbage and will comply with all Building Landlord or government-mandated recycling programs. Client shall not leave or accumulate any boxes, packaging material, or other trash of any kind in the Premises or the Center, except in areas designated by Premier. Client shall keep the Premises in a clean and tidy condition consistent with a first-class office environment, which includes: (i) allowing the janitorial company access, when requested, and (ii) keeping trash in designed containers and other personal property neat, organized and in a configuration consistent with a first-class office use.
31. Client shall not throw anything out of doors, windows, or skylight or down the passageways of the Building, and Client is responsible for all costs associated with disposal of large items, hazardous waste, and electronic waste.
32. No auction, quitting business, bankruptcy, fire, or similar sale shall be conducted in the Center.
33. Client acknowledges that food is to be covered at all times when transported throughout the Center and public spaces of the Building. Client is responsible for informing and obtaining Client's employees' compliance with this requirement.
34. All exterior blinds in Client's office(s) shall be kept either all the way up or all the way down to maintain a Class A appearance in the Building. Additionally, Client must close, upon request, the blinds in any Premises and/or Meeting Rooms used by Client and keep them closed at all reasonable times in order to obtain maximum effectiveness of the HVAC system and to assist with keeping the Center within a comfortable temperature range as defined by American Society of Heating, Refrigerating, and Air-Conditioning Engineers industry standards. However, Premier does not guarantee that the Center, any Day Office or any Meeting Room will be in such a comfortable temperature range. Client acknowledges that the HVAC system is designed to provide HVAC service only during normal business hours for the Center, and that at times, even during normal business hours, the Center, any Day Office and any Meeting Room may exceed the industry standard comfortable temperature range. In such case, Client agrees that Client is not entitled to terminate this Agreement and is not entitled to any reduction to amounts payable under this Agreement or any other Damages against Premier or the Premier Parties.
35. Client shall comply with all safety, fire protection and evacuation regulations established by the Building Landlord or any applicable governmental agency. Client shall not use or permit space heaters or other heating equipment to be used in Client's office(s).
36. Client and Client's employees and invitees may not bring guns into the Center, unless this rule is prohibited by law. If the law requires Premier to allow Client to bring a gun into the Center, then the carrier must comply with all applicable license laws and all other laws.

Premier reserves the right to make such other rules and regulations that in its judgment, may from time to time be needed for the safety, care and cleanliness of the Center. Premier shall not be responsible for the failure of any other client or their guests to comply with any of the rules and regulations for the Center or Building.